Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full Year 2012 Results

2013 Operating Assumptions and Earnings Guidance Announced

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 26, 2013--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the fourth quarter and fiscal year ended December 30, 2012.

Highlights

  System-wide comparable sales increased 5.2% for North America and 7.0% for International for the fourth quarter; System-wide comparable sales increased 3.6% for North America and 7.1% for International for the full year
  Earnings per diluted share of $0.74 for the fourth quarter, an increase of 13.8% over restated earnings per diluted share of $0.65 for 2011; Earnings per diluted share of $2.58 for the full year, an increase of 19.4% over restated earnings per diluted share of $2.16 for 2011
  Earnings per diluted share includes an $0.11 benefit from a 53rd week of operations for both the fourth quarter and the full year
  Global net restaurant openings included 134 restaurants for the fourth quarter and 280 restaurants for the full year
  Share repurchase authorization increased by $50 million in December 2012 and an additional $50 million in February 2013

“We are very pleased with our 2012 results, highlighted by our ninth consecutive year of even or positive comparable sales growth,” said Papa John's founder, chairman and chief executive officer, John Schnatter. “Growing EPS by almost 20% and expanding our global footprint in a very competitive environment is not only a testament to the strength of our system but to the power of our brand.”

Fourth quarter 2012 revenues were $367.3 million, a 19.9% increase from fourth quarter 2011 revenues of $306.2 million. Fourth quarter 2012 net income was $17.4 million compared to restated fourth quarter 2011 net income of $15.9 million. Fourth quarter 2012 diluted earnings per share were $.74, compared to restated fourth quarter 2011 diluted earnings per share of $.65.

Full year fiscal 2012 revenues were $1.3 billion, a 10.2% increase from fiscal 2011 revenues of $1.2 billion. Full year fiscal 2012 net income was $61.7 million, compared to restated fiscal 2011 net income of $54.7 million. Full year fiscal 2012 diluted earnings per share were $2.58, compared to restated fiscal 2011 diluted earnings per share of $2.16.

The 2012 results include the benefit of a 53rd week of operations and the Incentive Contribution, the impact of which is discussed in “Items Impacting Comparability” and “Revenue and Operating Highlights” below. The full year benefit of the 53rd week was substantially offset by the Incentive Contribution, as defined below. The Company is restating its 2009, 2010, and 2011 financial statements as described in the Form 8-K dated February 24, 2013; this restatement is discussed in more detail in “Restatement of 2009, 2010, and 2011 Financial Statements” below. The corrections had no impact on total revenues, operating income, or operating cash flows, and had no impact on the Company’s compliance with debt covenants in any periods presented. Further, the corrected accounting treatment is not expected to have a meaningful impact on the Company’s operating results in future periods.

Items Impacting Comparability

The following table reconciles our GAAP financial results to certain items impacting comparability, for the fourth quarter and fiscal year ended December 30, 2012:

	Three Months Ended		Year Ended
		Restated		Restated
	Dec. 30,	Dec. 25,	Dec. 30,	Dec. 25,
(In thousands, except per share amounts)	2012	2011	2012	2011

Total Revenues, as reported	$367,284	$306,213	$1,342,653	$1,217,882
53rd week of operations (a)	(21,500)	-	(21,500)	-
Total Revenues, as adjusted	$345,784	$306,213	$1,321,153	$1,217,882

Income before income taxes, as reported	$26,546	$23,437	$98,395	$84,791
53rd week of operations (a)	(4,145)	-	(4,145)	-
Incentive Contribution (b)	(250)	-	2,971	-
Income before income taxes, as adjusted	$22,151	$23,437	$97,221	$84,791

Net income, as reported	$17,359	$15,891	$61,660	$54,735
53rd week of operations (a)	(2,634)	-	(2,634)	-
Incentive Contribution (b)	(165)	-	1,955	-
Net income, as adjusted	$14,560	$15,891	$60,981	$54,735

Earnings per diluted share, as reported	$0.74	$0.65	$2.58	$2.16
53rd week of operations (a)	(0.11)	-	(0.11)	-
Incentive Contribution (b)	(0.01)	-	0.08	-
Earnings per diluted share, as adjusted	$0.62	$0.65	$2.55	$2.16

(a) The Company follows a fiscal year ending on the last Sunday of December, generally consisting of 52 weeks made up of four 13-week quarters. In 2012, the Company’s fiscal year consisted of 53 weeks, with the additional week added to the fourth quarter (14 weeks) results.

(b) As previously announced, in connection with a new multi-year supplier agreement, the Company received a $5.0 million supplier marketing payment in the first quarter of 2012. The Company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). The Company then contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The Company’s contribution to PJMF was fully expensed in the first quarter of 2012. PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter. These transactions together are referred to as the “Incentive Contribution.”

The non-GAAP results shown above, which exclude the 53rd week of operations and the Incentive Contribution, should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP results. Management believes presenting the financial information excluding the 53rd week of operations and the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the Incentive Contribution.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Year Ended
	Dec. 30,	Dec. 25,	Dec. 30,	Dec. 25,
	2012	2011	2012	2011

Global restaurant sales growth (a)	19.6%	6.0%	10.6%	7.7%

Global restaurant sales growth, excluding the impact of foreign currency (a)	19.5%	6.0%	10.9%	7.3%

Comparable sales growth (b)
Domestic company-owned restaurants	6.9%	1.2%	5.6%	4.1%
North America franchised restaurants	4.6%	1.8%	2.9%	3.1%
System-wide North America restaurants	5.2%	1.7%	3.6%	3.4%

System-wide international restaurants	7.0%	5.2%	7.1%	5.1%

(a) Includes both company-owned and franchised restaurant sales. Excluding the 53rd week of operations, global restaurant sales growth was 11.6% and 8.6% for the three months and full year ended 2012, respectively.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

Management believes global restaurant and comparable sales information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenues highlights below are compared to the same period of the prior year, unless otherwise noted. All operating highlights below are compared to the same periods of the prior year, as restated.

Revenues

Consolidated revenues increased $61.1 million, or 19.9%, for the fourth quarter and increased $124.8 million, or 10.2%, for the year. The fourth quarter and full year 2012 include the benefit of the 53rd week of operations which approximated $21.5 million, or 7.0% and 1.8% respectively. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $30.8 million, or 23.6%, and $66.4 million, or 12.6%, for the three months and full year, respectively. The benefit from the 53rd week of operations was approximately $10.6 million, representing increases of 8.1% and 2.0%, respectively. The remaining increases were primarily due to increases in comparable sales of 6.9% and 5.6%, respectively, and the net acquisition of 50 restaurants in the Denver and Minneapolis markets from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased approximately $3.3 million, or 18.3%, and $5.9 million, or 8.0%, for the three months and full year, respectively. The benefit from the 53rd week of operations was approximately $1.4 million, representing increases of 7.6% and 1.8%, respectively. The remaining increases were primarily due to increases in comparable sales of 4.6% and 2.9%, respectively, and increases in net franchise restaurants over the prior year, slightly offset by reduced royalties attributable to the Company’s net acquisition of the 50 restaurants noted above.
  Domestic commissary sales increased $20.5 million, or 15.9%, and $37.8 million, or 7.4%, for the three months and full year, respectively. The benefit from the 53rd week of operations was approximately $8.5 million, representing increases of 6.6% and 1.7%, respectively. The remaining increases were primarily due to higher commissary product volumes primarily resulting from increases in the volume of restaurant sales.
  International revenues increased $4.7 million, or 29.1%, and increased $14.4 million, or 24.5%, for the three months and full year, respectively. The benefit from the 53rd week of operations was approximately $800,000, representing increases of 5.0% and 1.4%, respectively. The remaining increases were primarily due to increases in the number of restaurants and increases in comparable sales of 7.0% and 7.1%, respectively, calculated on a constant dollar basis.

Operating Highlights, in comparison to the restated prior year

Fourth quarter 2012 income before income taxes was $26.5 million, compared to $23.4 million, or a 13.3% increase. Income before income taxes was $98.4 million for the year ended December 30, 2012, compared to $84.8 million, or a 16.0% increase. Income before income taxes is summarized in the following table on a reporting segment basis (in thousands):

	Three Months Ended			Year Ended
		Restated			Restated
	Dec. 30,	Dec. 25,	Increase	Dec. 30,	Dec. 25,	Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
	14 weeks	13 weeks		53 weeks	52 weeks
	(a)			(a)

Domestic company-owned restaurants (b)	$10,887	$6,403	$4,484	$38,114	$28,980	$9,134
Domestic commissaries	8,327	9,420	(1,093)	34,317	30,532	3,785
North America franchising	18,502	16,032	2,470	69,332	66,222	3,110
International	1,846	652	1,194	3,063	(165)	3,228
All others	1,292	301	991	2,889	(441)	3,330
Unallocated corporate expenses (c)	(14,175)	(9,017)	(5,158)	(48,958)	(39,727)	(9,231)
Elimination of intersegment profits	(133)	(354)	221	(362)	(610)	248
Income before income taxes	$26,546	$23,437	$3,109	$98,395	$84,791	$13,604

(a) The 53rd week of operations increased income before income taxes by approximately $4.1 million for both the fourth quarter and full year 2012 as follows:

Increase (Decrease)
Domestic company-owned restaurants	$1,609
Domestic commissaries	1,200
North America franchising	1,414
International	414
All others	215
Unallocated corporate expenses	(707)
Income before income taxes	$4,145

(b) The full year of 2012 includes the benefit of a $1.0 million advertising credit from the Papa John’s Marketing Fund related to the Incentive Contribution.

(c) Includes the impact of the Incentive Contribution in 2012 ($250,000 benefit for the three-month period and a $4.0 million expense for the full year). Prior year amounts have also been restated to include the impact of the correction of the error, as described in “Restatement of 2009, 2010 and 2011 Financial Statements.”

The increase in income before income taxes of $3.1 million for the fourth quarter was primarily due to the following:

  Domestic company-owned restaurants income improved primarily due to comparable sales increases and the 53rd week of operations, partially offset by higher commodities costs.
  North America Franchising and International improved due to the previously mentioned increase in net restaurants and strong comparable sales results and the benefit from the 53rd week of operations.
  The improvement in the All others segment was primarily due to an improvement in our eCommerce operations.

These increases were partially offset by the following decreases:

  Domestic commissaries operating results decreased due to lower margins resulting from lower prices charged to restaurants, slightly offset by increased profits from higher restaurant sales, including the 53rd week of operations.
  Unallocated corporate expenses increased primarily due to higher legal costs as described later in this paragraph, higher short-term management incentives, humanitarian and non-recurring costs associated with Superstorm Sandy, and the impact of the 53rd week of operations. On February 13, 2013, the Company tentatively agreed to the financial terms of a settlement of the class action litigation Agne v. Papa John’s International, Inc. et al., subject to Court approval. A reasonable estimate of the total cost of the settlement has been provided for in the Company’s financial statements. Actual costs may vary from our estimates based upon the actual number of claimants who participate.

The increase in income before income taxes of $13.6 million for the full year was primarily due to the following:

  Domestic company-owned restaurants operating income improved primarily due to comparable sales increases as well as favorable commodity costs and the benefit of the 53rd week of operations.
  Domestic commissaries income improved primarily due to the increase in net restaurants and higher restaurant sales, including the 53rd week of operations.
  North America Franchising and International improved due to the previously mentioned increase in net restaurants, strong comparable sales results and the impact of the 53rd week of operations.
  The improvement in the All others segment was primarily due to an improvement in our eCommerce operations.
  These increases were partially offset by higher unallocated corporate expenses primarily due to an increase in legal costs as described above, short-term management incentives, the Incentive Contribution in 2012, insurance costs, and higher costs related to our operators’ conference.

The effective tax rates were 30.7% and 32.9% for the three months and full year ended December 30, 2012, representing increases of 2.1% and 1.9% from the rates for the comparable prior year periods. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues. The prior year included significant favorable tax resolution items.

The Company’s free cash flow for the fiscal years ended 2012 and 2011 was as follows (in thousands):

	Dec. 30,	Dec. 25,
	2012	2011

Net cash provided by operating activities*	$104,379	$101,008
Purchases of property and equipment	(42,628)	(29,319)
Free cash flow	$61,751	$71,689

*The increase in net cash provided by operating activities is primarily due to higher net income, partially offset by unfavorable changes in working capital.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by accounting principles generally accepted in the United States (“GAAP”) and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Restatement of 2009, 2010 and 2011 Financial Statements

In connection with the evaluation of the accounting for newly formed joint ventures in 2012, the Company reviewed the accounting for its previously existing joint venture arrangements. As a result of our review, we determined an error occurred in the accounting for one of our joint venture agreements, which contained a mandatorily redeemable feature added through a contract amendment in the third quarter of 2009. This provision was not previously considered in determining the classification and measurement of the noncontrolling interest. In addition, the Company determined that an additional redeemable noncontrolling interest was incorrectly classified in shareholders' equity and should be classified as temporary equity. As such, we are restating our previously issued consolidated financial statements for the years ended December 27, 2009, December 26, 2010 and December 25, 2011 to correct the errors.

To correctly reflect the measurement of the mandatorily redeemable noncontrolling interest, we recorded a $3.7 million charge, net of income taxes, to 2009 retained earnings in our consolidated statements of stockholders’ equity to adjust the previously reported balance to our redemption value as of December 27, 2009. Additionally, we corrected the classification errors of our redeemable noncontrolling interests from permanent equity to either other long-term liabilities or redeemable noncontrolling interests in our consolidated balance sheets.

In the Company’s 2010 and 2011 consolidated statements of income, interest expense, income tax expense and net income included herein were affected as a result of adjusting the mandatorily redeemable noncontrolling interest to its redemption value. The net impact was a decrease in diluted earnings per share of $.04 in 2011 and an increase in diluted earnings per share of $.03 in 2010. This item, which is appropriately recorded in our 2012 consolidated financial statements, reduced diluted earnings per share by $.03.

The corrections had no impact on total revenues, operating income or operating cash flows and had no impact on the Company’s compliance with debt covenants in any periods presented. Further, the corrected accounting treatment is not expected to have a meaningful impact on the Company’s operating results in future periods.

Global Restaurant Unit Data

At December 30, 2012, there were 4,163 Papa John’s restaurants operating in all 50 states and in 35 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 23, 2012	643	2,513	3,156	873	4,029
Opened	6	55	61	95	156
Closed	-	(13)	(13)	(9)	(22)
Acquired	-	1	1	-	1
Divested	(1)	-	(1)	-	(1)
Ending - December 30, 2012	648	2,556	3,204	959	4,163

Year-to-date
Beginning - December 25, 2011	598	2,463	3,061	822	3,883
Opened	8	182	190	178	368
Closed	(3)	(44)	(47)	(41)	(88)
Acquired	57	12	69	-	69
Divested	(12)	(57)	(69)	-	(69)
Ending - December 30, 2012	648	2,556	3,204	959	4,163

Year-over-year restaurant unit growth	50	93	143	137	280

% increase	8.4%	3.8%	4.7%	16.7%	7.2%

Our development pipeline as of December 30, 2012 included approximately 1,400 restaurants (300 restaurants in North America and 1,100 restaurants internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

Subsequent to the third quarter of 2012, the Company's Board of Directors approved a $100 million increase in the amount of the Company’s common stock that may be purchased under the Company’s share repurchase program through September 29, 2013, bringing the total authorized under the program to $1.1 billion since its inception in 1999. This increase was comprised of $50 million in both December 2012 and February 2013. Approximately $115 million remains available under the Company’s share repurchase program as of February 24, 2013.

The following table reflects our repurchases for the fourth quarter and full year of 2012 as well as subsequent repurchases through February 22, 2013 (in thousands):

	Number
Period	of Shares	Cost

Fourth Quarter 2012	804	$41,949

Full Year 2012	2,276	$106,095

December 31, 2012 through February 22, 2013	5	$254

There were 23.3 million and 23.9 million diluted weighted average shares outstanding for the fourth quarter and full year, respectively, representing decreases of 5.2% and 5.6% versus the prior year comparable periods. Diluted earnings per share increased $0.04 and $0.15 for the fourth quarter and full year, respectively, due to the reductions in shares outstanding, primarily resulting from the share repurchase program. Approximately 22.3 million actual shares of the Company’s common stock were outstanding as of December 30, 2012.

Conference Call

A conference call is scheduled for February 27, 2013 at 10:00 a.m. Eastern Time to review our fourth quarter and full year 2012 earnings results and 2013 Guidance. The call can be accessed from the Company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through March 5, 2013. The replay can be accessed from the Company’s web site at www.papajohns.com or by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international). The Conference ID is 68145875.

2013 Key Operating Assumptions and Earnings Guidance

Diluted Earnings per Share - The Company projects 2013 earnings per share in the range of $2.85 to $2.95, representing increases of 10% to 14% over 2012 diluted earnings per share.

North America Restaurant Sales - North America system-wide comparable sales are expected to increase 1.5% to 2.5% in 2013.

International Restaurant Sales - International comparable sales, presented on a constant-dollar basis, are expected to increase 5% to 7% in 2013. Total sales growth for international restaurants is expected to range from 20% to 25% in 2013 (23% to 28% excluding the impact of the 53rd week of operations in 2012), due to new unit growth and the expected comparable sales increase.

Worldwide Net Unit Growth - Worldwide net unit growth in 2013 is expected to be in the range of 230 to 260 units, consisting of a range of 110 to 125 units for North America and a range of 120 to 135 units for International.

Revenues - Total consolidated revenues are expected to increase 6% to 7% in 2013 (8% to 9% excluding the impact of the 53rd week of operations in 2012). The increase is expected to result primarily from the projected North America and International net unit and comparable sales growth.

Pre-tax Income Margin - Consolidated pre-tax income margin in 2013 is expected to approximate 2012 levels.

Capital Expenditures - Capital expenditures for 2013 are expected to approximate $55 to $60 million, consisting of company-owned unit development in the U.S. and Beijing, China, certain technology-related projects designed to improve restaurant and overall operating efficiencies, including costs associated with our next generation point of sales system, and routine capital replacement.

Annual Meeting Date Scheduled

The 2013 Annual Meeting of Stockholders will be held on Wednesday, May 1, 2013, at 11:00 am local time at the Company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning business performance, revenue, earnings, contingent liabilities, commodity costs, margins, unit growth, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences and adverse general economic and political conditions, including increasing tax rates, and their resulting impact on consumer buying habits;
  the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants;
  failure to maintain our brand strength and quality reputation;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals;
  increases in or sustained high costs of food ingredients and other commodities;
  disruption of our supply chain due to sole or limited source of suppliers or weather, drought, disease or other disruption beyond our control;
  increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations;
  increased employee compensation, benefits, insurance, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  the credit performance of our franchise loan program;
  the impact of the resolution of current or future claims and litigation, and current or proposed legislation impacting our business;
  currency exchange and interest rates;
  failure to effectively execute succession planning, and our reliance on the services of our Founder and CEO who also serves as our brand spokesperson;
  credit risk associated with parties to leases of restaurants and commissaries, including those Perfect Pizza locations formerly operated by us, for which we remain contractually liable; and
  disruption of critical business or information technology systems, and risks associated with security breaches, including theft of company and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2011, under "Disclosures About Forward-Looking Statements" in our Form 8-K dated February 24, 2013 regarding the restatement, and in subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the Company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011
	14 weeks	13 weeks	53 weeks	52 weeks
(In thousands, except per share amounts)	(Unaudited)	(Unaudited - As Restated)		(As Restated)
Revenues:
North America:
Domestic Company-owned restaurant sales	$161,562	$130,742	$592,203	$525,841
Franchise royalties	21,171	17,893	79,567	73,694
Franchise and development fees	218	258	806	722
Domestic commissary sales	149,055	128,586	545,924	508,155
Other sales	14,613	12,727	51,223	50,912
International:
Royalties and franchise and development fees	6,112	4,462	19,881	16,327
Restaurant and commissary sales	14,553	11,545	53,049	42,231
Total revenues	367,284	306,213	1,342,653	1,217,882

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	37,987	32,396	137,378	126,887
Salaries and benefits	45,021	35,065	163,260	142,093
Advertising and related costs	14,686	12,558	54,583	49,035
Occupancy costs	9,032	7,974	34,734	32,278
Other operating expenses	23,109	18,293	85,847	75,558
Total domestic Company-owned restaurant expenses	129,835	106,286	475,802	425,851

Domestic commissary and other expenses:
Cost of sales	125,744	106,596	454,108	426,955
Salaries and benefits	10,208	8,639	38,083	35,141
Other operating expenses	15,412	13,138	57,298	53,188
Total domestic commissary and other expenses	151,364	128,373	549,489	515,284

International operating expenses	12,092	9,556	44,853	35,674
General and administrative expenses	38,106	27,585	131,591	111,608
Other general expenses	293	2,750	8,313	9,767
Depreciation and amortization	8,575	7,970	32,798	32,681
Total costs and expenses	340,265	282,520	1,242,846	1,130,865

Operating income	27,019	23,693	99,807	87,017
Net interest expense	(473)	(256)	(1,412)	(2,226)
Income before income taxes	26,546	23,437	98,395	84,791
Income tax expense	8,137	6,682	32,393	26,324
Net income, including redeemable noncontrolling interests	18,409	16,755	66,002	58,467
Net income attributable to redeemable noncontrolling interests	(1,050)	(864)	(4,342)	(3,732)
Net income, net of redeemable noncontrolling interests	$17,359	$15,891	$61,660	$54,735

Basic earnings per common share	$0.76	$0.66	$2.63	$2.19
Earnings per common share - assuming dilution	$0.74	$0.65	$2.58	$2.16

Basic weighted average shares outstanding	22,826	24,260	23,458	25,043
Diluted weighted average shares outstanding	23,302	24,581	23,905	25,310

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 30,	December 25,
	2012	2011
(In thousands)		(As Restated)

Assets
Current assets:
Cash and cash equivalents	$16,396	$18,942
Accounts receivable, net	44,647	28,169
Notes receivable, net	4,577	4,221
Inventories	22,178	20,091
Deferred income taxes	10,279	7,636
Prepaid expenses and other current assets	20,549	15,765
Total current assets	118,626	94,824

Property and equipment, net	196,661	181,910
Notes receivable, less current portion, net	12,536	11,502
Goodwill	78,958	75,085
Other assets	31,627	27,061
Total assets	$438,408	$390,382

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,624	$32,966
Income and other taxes payable	10,429	3,969
Accrued expenses and other current liabilities	60,528	44,198
Total current liabilities	103,581	81,133

Deferred revenue	7,329	4,780
Long-term debt	88,258	51,489
Deferred income taxes	10,672	6,692
Other long-term liabilities	40,674	36,676
Total liabilities	250,514	180,770

Redeemable noncontrolling interests	6,380	3,965

Total stockholders' equity	181,514	205,647
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$438,408	$390,382

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 30, 2012	December 25, 2011
		(As Restated)
Operating activities
Net income, including redeemable noncontrolling interests	$66,002	$58,467
Adjustments to reconcile net income to net cash provided by operating activities:
Disposition and impairment losses	269	1,200
Provision for uncollectible accounts and notes receivable	1,674	1,037
Depreciation and amortization	32,798	32,681
Deferred income taxes	2,035	9,345
Stock-based compensation expense	6,905	6,704
Excess tax benefit on equity awards	(1,967)	(741)
Other	2,961	4,556
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(18,048)	(4,298)
Inventories	(1,947)	(2,689)
Prepaid expenses and other current assets	(4,239)	(1,028)
Other assets and liabilities	(3,952)	(877)
Accounts payable	(342)	1,397
Income and other taxes payable	6,460	2,180
Accrued expenses and other current liabilities	12,209	(5,685)
Deferred revenue	3,561	(1,241)
Net cash provided by operating activities	104,379	101,008

Investing activities
Purchase of property and equipment	(42,628)	(29,319)
Loans issued	(4,903)	(3,492)
Repayments of loans issued	3,642	5,357
Acquisitions, net of cash acquired	(6,175)	-
Proceeds from divestitures of restaurants	908	-
Other	36	68
Net cash used in investing activities	(49,120)	(27,386)

Financing activities
Net proceeds (repayments) on line of credit facility	36,769	(47,511)
Excess tax benefit on equity awards	1,967	741
Tax payments for restricted stock issuances	(855)	(1,041)
Proceeds from exercise of stock options	12,264	14,042
Acquisition of Company common stock	(106,095)	(65,323)
Net proceeds from issuance of redeemable noncontrolling interests	2,052	-
Distributions to redeemable noncontrolling interest holders	(4,256)	(3,669)
Other	225	160
Net cash used in financing activities	(57,929)	(102,601)

Effect of exchange rate changes on cash and cash equivalents	124	92
Change in cash and cash equivalents	(2,546)	(28,887)
Cash and cash equivalents at beginning of year	18,942	47,829

Cash and cash equivalents at end of year	$16,396	$18,942

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer